UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  July 30, 2009
__________________________

NURX PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)
__________________________

Nevada	0-26694	87-0681500
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

18 Technology, Suite 130
Irvine, CA  92618
 (Address of Principal Executive Offices) (Zip Code)

(949) 336-7111
(Registrant’s telephone number,
including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On July 30, 2009, NuRx Pharmaceuticals, Inc. (the “Company”) completed the repurchase of 5,000,000 shares of its common stock, representing approximately 17.4% of the Company’s issued and outstanding shares of common stock.  The shares were repurchased from former director Parkash Gill, M.D. pursuant to a Stock Purchase and Standstill Agreement dated July 27, 2009 (the “Purchase Agreement”).  Dr. Gill resigned from the Board of Directors of the Company effective June 13, 2009.

Under the Purchase Agreement, the Company agreed to repurchase the 5,000,000 shares for a cash payment of $250,000 to Dr. Gill, and Dr. Gill agreed to standstill provisions under which he would refrain for a period of three years from acquiring beneficial ownership of additional shares of the Company’s common stock, seeking to influence the management or policies of the Company or proposing any business combination or other extraordinary transaction involving the Company.  Dr. Gill also agreed to refrain from disposing of any of the remaining 1,000,000 shares that he beneficially owns for a period of three years, except for sales made under certain volume limitations described in the Purchase Agreement and in certain types of extraordinary transactions.  In addition, the Company’s Board of Directors was granted a proxy to vote the remaining 1,000,000 shares that Dr. Gill beneficially owns.

The Purchase Agreement was executed in connection with a Mutual General Release and Waiver Agreement dated July 27, 2009, under which Dr. Gill and the Company provided each other with mutual general releases of all claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NURX PHARMACEUTICALS, INC.

Date: August 5, 2009	By:	/s/ Dr. Harin Padma-Nathan
Dr. Harin Padma-Nathan
Chief Executive Officer